November 29, 2018

G. Douglas Hekking
Chief Financial Officer
Usana Health Sciences, Inc.
3838 West Parkway Blvd.
Salt Lake City, Utah 84120

       Re: Usana Health Sciences, Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed February 28, 2018
           Form 10-Q for the Quarterly Period Ended June 30, 2018
           Filed August 8, 2018
           File No. 001-35024

Dear Mr. Hekking:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Healthcare
& Insurance